EXHIBIT 10.1
PETROLEUM HELICOPTERS, INC.
SENIOR MANAGEMENT BONUS PLAN
Preamble
     This Plan governs bonus awards granted annually by the Company, a portion of which is current compensation and the balance of which is deferred compensation payable in subsequent years on the condition that the employees continue providing services to the Company. The Plan is for a select group of management and highly-compensated employees and is intended to be a nonqualified deferred compensation plan. The Plan is effective January 1, 2005.
ARTICLE I
Definitions
     Section 1.1.
(a)	“Award” for a calendar year means the total amount which has been fixed for such year by the Board or the Committee to be payable under this Plan to Participants.

(b)	“Board” means the Board of Directors of Petroleum Helicopters, Inc.

(c)	“Calendar year” or “year” (unless otherwise specified) means the twelve month period ending on December 31.

(d)	“Committee” means the Compensation Committee established by the Board.

(e)	“Company” means Petroleum Helicopters, Inc., a Louisiana corporation, and any successor thereto.

(f)	“Disability” means any mental or physical impairment which qualifies the Participant for long-term disability under the Company’s group long-term disability insurance plan, if any. If the Company has no group long-term disability insurance plan in force which covers the Participant, the Participant shall be deemed “Disabled” or subject to a “Disability” if he or she qualifies for benefits for permanent and total disability under Federal Old Age and Survivor Insurance, provided the disability arose while the Participant was actively employed by the Company.

(g)	“Participant” means an employee of the Company, or a Subsidiary, who is designated by the Committee for participation in the Plan, or a person who was such at the time of his retirement, death, disability or resignation and who retains, or whose beneficiaries retain, benefits under the Plan in accordance with its terms.

(h)	“Plan” means this Senior Management Bonus Plan as it may be amended from time to time.

(i)	“Retirement” or “retires” means retirement at or after attaining age 62.

(j)	“Share” means the amount of the Award granted to a Participant for a specific calendar year.

(k)	“Subsidiary” means a company of which PHI owns, directly or indirectly, at least a majority of the shares having voting power in the election of directors.
ARTICLE II
Designation of Participants and Allocation of Award
     Section 2.1. The Committee shall determine no later than March 31 following the year for which the Award is made:
(a)	The Award;

(b)	The name of each Participant entitled to participate in the Award for the applicable year; and

(c)	The Share granted to a Participant under the Plan or the method by which the Share is determined.
     Section 2.2. Except as provided in Section 2.3, payment of a Participant’s Share shall be made as follows:
(a)	One-half of the Share shall be paid in an immediate cash payment, payable on or before March 31 of the year following the year for which the Award is made.

(b)	The balance of the Share shall be a contingent, unfunded deferred amount payable only in accordance with the terms of the Plan. Payments will be made in equal installments (without increase or adjustment for earnings) by March 31 of each of the next three succeeding calendar years, provided that the Participant is employed by the Company on the December 31 immediately prior to each payment due date.

(c)	Notwithstanding anything to the contrary contained herein, if a Participant entitled to a payment under (b) above dies, retires, or becomes Disabled prior to the last day of a calendar year, all future payments that would be expected to be paid to the Participant under this Section 2.2(b) shall be so made as if the Participant continued in employment with the Company. If the Participant dies, payment shall be made in a lump sum to the Participant’s beneficiary as provided in Section 3.4 on or before the last day of the year during which the Participant’s death occurs or as soon as administratively possible after the end of such year.
     Section 2.3. With respect to any year for which an Award is made, a Participant in the Petroleum Helicopters, Inc. Officer Deferred Compensation Plan (“Officer Plan”) may elect to defer all or part of his or her benefit payable under this Plan. Any such deferral election must be made in accordance with the terms of the Officer Plan. Any such deferral made under the Officer Plan shall apply to the initial payment under Section 2.2(a) and all subsequent payments made under Section 2.2(b) with respect to the calendar year for which the Award is made.
ARTICLE III
Contingent Future Payments, Investments and Forfeitures
     Section 3.1. The Committee shall maintain bookkeeping accounts which shall reflect the value of the unfunded deferred amount of the Share granted to a Participant for a year, reduced for payments made pursuant to Section 2.2.
     Section 3.2. Until and except to the extent that deferred benefits hereunder are payable and distributed to the Participants or beneficiaries from time to time in accordance with orders of the Committee, the interest of each Participant and beneficiary herein is contingent only and is subject to forfeiture as provided in Section 3.5.
     Section 3.3. Each Participant shall have the right to designate a beneficiary who would succeed to his or her contingent right to receive future payments hereunder in the event of the Participant’s death. In case of a failure of designation or the death of a designated beneficiary without a designated contingent beneficiary, distribution shall be made to the Participant’s estate. No designation of beneficiary shall be valid unless in writing signed by the Participant, dated, and filed with the Committee. Beneficiaries may be changed without the consent of any prior beneficiaries.
     Section 3.4. The contingent right of a Participant or beneficiary to receive future payments under Section 2.2(b) shall be forfeited upon the occurrence of any one or more of the following events:
(a)	The Participant is discharged from employment by the Company or a Subsidiary for any reason other than Retirement or Disability.

(b)	The Participant voluntarily terminates employment with the Company for any reason other than Retirement or Disability.

(c)	The Participant enters into a business (whether as owner, consultant or employee) which the Committee determines to be competitive with the business of the Company or a Subsidiary, or

(d)	The Participant takes any action or engages in any activity which the Committee determines is injurious to the Company’s financial or other business interests.

An amount forfeited pursuant to this provision shall not be reinstated under any circumstances and shall not be reallocated to other Participants.
     Section 3.5. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. The Plan is an unfunded arrangement. Any amount paid under this Plan shall be paid from the general assets of the Company, and no person shall, by virtue of the provisions of this Plan, have any interest in any assets or funds of the Company. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right to enforce the Company’s obligation under the Plan shall be as a general unsecured creditor of the Company.
ARTICLE IV
Administration
     Section 4.1. The books and records to be maintained for the purpose of the Plan shall be maintained by PHI at its expense, subject to the supervision and direction of the Committee. All expenses of administering the Plan, shall be paid by PHI from its general assets. In establishing the Committee’s discretion, authority and responsibility under the Plan, it is the intent of the Board to grant to the Committee the broadest possible powers to interpret and administer the Plan.
     Section 4.2. To the extent permitted by law, the right of any Participant or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
     Section 4.3. The laws of the State of Louisiana shall govern the Plan to the extent not preempted by Federal law.
     Section 4.4 In the event that a Participant (or a Participant’s beneficiary) believes that he or she is entitled to receive benefits under this Plan, then a written claim must be made to the Committee. The Committee shall review the written claim and, if the claim is denied in whole or in part, the Committee shall provide, in writing and within ninety (90) days of receipt of such claim, its specific reasons for such denial and references to the provisions of the Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by the claimant if a further review of the claim is desired. A claim shall be deemed denied if the Committee fails to take any action within the aforementioned ninety (90) day period.
     If a claimant desires to appeal the denial of a benefit, he or she shall notify the Committee in writing within sixty (60) days of the claim denial. A claimant may review the Plan or any documents relating thereto and submit written issues and comments that he or she believes are appropriate. The Committee shall then review the claim and provide a written decision within sixty (60) days of receipt of such claim.

ARTICLE V
Amendment of Plan
     Section 5.1. The Plan may be amended or restated from time to time or terminated by the Board of Directors of PHI without prior notice to Participants. No amendment, modification or termination of the Plan shall adversely affect the rights of a Participant to receive amounts payable under Section 2.2. Notwithstanding anything in the Plan to the contrary, it is the Company’s intent to operate and interpret this Plan in compliance with Code Section 409(A). The Company shall have the broadest discretion to interpret and amend the Plan so that it is in compliance with the Code.
     Section 5.2. Notice of an amendment or termination shall be given in writing to each Participant and beneficiary of a deceased Participant, but is not required prior to the amendment or termination.
     IN WITNESS WHEREOF, PHI has executed this Plan on the 5th day of November, 2004.

PETROLEUM HELICOPTERS, INC.
BY:
Chairman of the Compensation Committee

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